EXHIBIT 107

CALCULATION OF REGISTRATION FEE
FORM S-3ASR (Form Type) PROS HOLDINGS, INC. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities
Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fees to be Paid
Common Stock	(1) (2)	(1) (2)	(1) (2) (3)	$(4)
Preferred Stock	(1) (2)	(1) (2)	(1) (2) (3)	$(4)
Debt Securities	(1) (2)	(1) (2)	(1) (2)	$(4)
Warrants	(1) (2)	(1) (2)	(1) (2)	$(4)
Units	(1) (2)	(1) (2)	(1) (2)	$(4)
Fees Previously Paid
—	—	—	—	—
Carry Forward Securities
—	—	—	—	—
Total Offering Amounts	—	—	—	—
Total Fees Previously Paid	—	—	—	—
Total Fee Offsets	—	—	—	—
Net Fee Due	—	—	—	—

(1)	Omitted pursuant to General Instructions II.E of Form S-3.
(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.
(3)	Includes rights to acquire common stock or preferred stock of registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, registrant is deferring payment of the entire registration fee.